Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

Event Date/Time: May. 09. 2006 / 4:30PM ET

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FINAL TRANSCRIPT

May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

C O R P O R A T E     P A R T I C I P A N T S

Bob Durstenfeld

RAE Systems - Director, Corporate Marketing

Bob Chen

RAE Systems - CEO

Don Morgan

RAE Systems - CFO

Rudy Mui

RAE Systems - COO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Eric Appell

Merriman Curhan Ford - Analyst

Michael French

Kaufman Brothers - Analyst

Drew Jones

Morgan Keegan - Analyst

P R E S E N T A T I O N

Note: The presentation included herein, includes financial results that have been changed since the call. It was determined as part of the final audit process, that the calculation of the cancellation provision for the change from Financial Accounting Standard 123 to Financial Accounting Standard 123(R) “Share Based Payment” provided by the Company’s purchased software was in error. The Company recalculated the cumulative effect of change in accounting principle, net of tax effect, outside of the software system and determined the effect was an improvement to earnings of $2,000, not the $139,000 improvement as reported in the Company’s earnings press release. Therefore, the net loss reported in this transcript for the first quarter of 2006 is $1,033,000 not $896,000 as reported. The earnings per share number is not affected by this change.

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. first-quarter 2006 results conference call. My name is Kelly, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Bob Durstenfeld, Director of Corporate Marketing for RAE Systems. Please go ahead, Bob.

Bob Durstenfeld - RAE Systems - Director, Corporate Marketing

Thank you. Good afternoon, everyone, and thank you for joining us today. With me today are Bob Chen, our Chief Financial Officer; Don Morgan, our Chief Financial Officer, and Rudy Mui, our Chief Operating Officer. If you have not seen today’s earnings release, it can be retrieved from our website at www.RAESystems.com or from BusinessWire, Yahoo! Finance or similar websites. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website.

Today Bob Chen will discuss the first-quarter highlights and our revenue guidance for 2006, as well as our product and marketing strategies. Don will review in detail the financial results for the first quarter ended March 31, 2006.

Before the Q&A section, Bob Chen will provide a business summary. Before I turn the call over to Bob, I would like to remind you that matters that we will be discussing today will include forward-looking statements and as such are subject to risks and uncertainties. Any assumptions could prove inaccurate or incorrect, and there can be no assurance that the results contemplated in the forward-looking statements will be realized. Actual results may differ materially from those stated in the forward-looking statements based on a number of important factors and risks which are more specifically identified in our most recent Form 10-K and 10-Q filings with the SEC.

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FINAL TRANSCRIPT

May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

Now I would like to turn the call over to Bob Chen. Bob, go ahead please.

Bob Chen - RAE Systems - CEO

Thank you, Bob. Good afternoon and thank you for joining us for our first-quarter 2006 conference call. I would like to provide a brief summary of the financial highlights and provide a business update, and then our CFO Don Morgan will elaborate further on the financial results.

For the first quarter of 2006, revenue was $12.4 million as compared to revenue of $12.2 million for the same quarter in 2005, an increase of 1% over last year’s first quarter. First-quarter revenue grew by 23% in our Asian and European markets over the first quarter of 2005, bringing in our international business to 46% of revenue up from 38% in the first quarter of 2005. Although international growth was satisfactory, our Americas sales experienced a 12% decline compared to the first quarter of 2005. For the first quarter, the Americas represented 54% of our total sales. The primary reason for the reduction in revenue in the Americas was from a general slowdown in our government orders.

From our prior experience, we did expect some seasonal decline in the Americas, but the end result was more than we expected. I have been following our product quotation rates in the Americas, and they were down until late in the first quarter when we saw a recovery.

However, in the case of quotations, the time from an initial quote until an order is received can vary from 30 days to six months. We have reviewed our plans for the year, and I would like to reaffirm our top-line guidance, our revenues of between $68 million to $73 million for total year 2006. Mainly because revenues were below our expectation, we also missed our net profit goal, and we are reporting a net loss of $896,000 or $0.02 per share for the first quarter compared to net income of $94,000 or $0.00 per share in the first quarter of 2005.

With our solid financial foundation, our balance sheet remains strong. At March 31, 2006, cash and investments totaled $28.3 million and debt totaled $1.6 million.

Now I will review a few of our operational highlights from the first quarter. Some of our Americas first-quarter business included, the Hampton Roads Metropolitan Medical Response System, which is part of a unit known as MMRS under the Department of Homeland Security purchased over 600 GammaRAE II as a radiation event response tool for the Eastern Virginia region. A major government proving ground purchased a network of wireless ppbRAEs to support chemical warfare agent detection using testing in the desert. A global pharmaceutical firm in Tennessee installed a network of RAEGuard photoionization detector systems for worker safety in their production facility.

In Europe and the Middle East, our first-quarter business included the Italian Fire Department received and deployed the newly released AreaRAE Responder for public value protection after the Winter Olympics in Torino, Italy. Shell oil and gas in the Netherlands chose to standardize in Europe on the UltraRAE for hazardous benzene detection. AreaRAE Responder was chosen by the largest European catalyst replacement firm and its team servicing refineries throughout Europe. In China and Asia, our first-quarter business included the Tianjin Dagang oil field selected RAE-KLH in the competition with several large international suppliers and purchased more than 450 RAE-KLH branded respirators. The Jihua benzene factory in Hebei Province purchased a network of fixed RAEGuard PIDs to support recovery and remediation efforts following the explosion of two large benzene storage tanks.

The Thailand Department of Labor Protection made their largest ever purchase of gas detection units and chose EntryRAE for its five-gas flexibility and ease-of-use. As we move forward, we expect Asia to continue to be an increasingly important market for us as industrial growth continues, and the government in China has shown increasing concern about safety, security and the environment. A recent move by the central Chinese government to put a tax on coal to support spending of safety is one such opportunity indicator. Another indicator came from a recent Bloomberg report which stated industry production growth in China was about 19.4% in the first quarter of 2006.

We also have started selling our wireless AreaRAE product through our Europe and the Middle East, and we are seeing some traction there.

We will be working on reviewing our business prospects in the various industry segments in the Americas to ensure that we focus on the markets that offer the best opportunity for growth. As I mentioned, we have seen some near-term slowing in our government orders; however, we still believe that there are robust markets in oil and gas and security. Also, we continue to see government first responders, agencies and the military as important customers for 2006. I know these federal agencies are concerned about how effectively they are spending their money. But I believe we have products and solutions that meet several of their fundamental needs such as radiation detection with our handheld GammaRAE II product and our wireless AreaRAE Gamma product. In addition, our Wing-Tank Entry Kit continues to be the standard for military aircraft maintenance.

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May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

With that, I would now like to turn the call over to Don Morgan, our CFO, for the financial review. Don, please go ahead.

Don Morgan - RAE Systems - CFO

Thank you, Bob. As Bob mentioned at the beginning of this call, for the first quarter of 2006, our revenues were $12.4 million, an increase of 1% over the same period in 2005. International sales continued to grow in importance and represented about 46% of our total business in the first quarter of 2006 versus 38% in the first quarter of 2005. The Americas represented 54% of our first-quarter 2006 business versus 62% in the first quarter of 2005. Gross margin for the quarter was 54% as compared to 59% for the first quarter of 2005. The decrease was attributable to a change in product mix.

About 2 percentage points were from increased sales of lower margin portable products in the Americas. Another 2 percentage points were from an increase in lower margin installation and distributor products in China. The remaining 1% was from the overall increase of Asian sales as a percentage of total worldwide sales.

Looking at operating expenses, in aggregate they increased by about 19% or $1.3 million over the first quarter of 2005 and were lower by about 19% or $1.9 million compared to the fourth quarter of 2005. The sales and marketing increase compared to the first quarter of 2005 was about $647,000. The increase was mainly in Asia, about $630,000, and it was to support increased growth there. Europe also increased by about $100,000 to support their increased business, and that was offset by reductions of about $100,000 in the Americas. First-quarter research and development spending increased by about 16% or $176,000 over the first quarter of 2005 as we continued to invest in new portable and wireless products, as well as our fixed gas products developed by KLH.

G&A expenses increased by 21% or $514,000 compared to the first quarter of 2005. About $375,000 of that increase was in the Americas and was the result of several consulting projects, professional fees related to Sarbanes-Oxley, additional travel costs and recruiting costs. We also had an increase of about $130,000 in Shanghai, mainly from higher salaries and depreciation.

As I mentioned earlier, operating expenses were down about 19% or $1.9 million from the fourth quarter of 2005 as we had lower volume-related expenses like commissions and as we tried to control our expenses during the quarter. The largest reduction was in G&A, approximately $1.1 million. About $500,000 of that was reduced accounting and professional fees related to Sarbanes-Oxley certification, and another approximately $300,000 was from reductions to stock-based compensation.

Headcount for all units was about flat for the fourth quarter of 2005 and up about 20 from the first quarter of 2005. We will continue to focus on controlling expenses in the second quarter but not at the expense of supporting growth initiatives.

Now looking at the balance sheet, cash and investments were $28.3 million at March 31, 2006 compared to $29.5 million at December 31, 2005. Operating cash was unfavorable by about $740,000, largely from the operating loss. Total capital acquisition was about $529,000 for the first quarter of 2006. Those two cash flow items add to about $1.3 million, which is within $100,000 of the $1.2 million change in our cash and investment balances from December 31, 2005.

Looking at receivables, the $9 million balance at the end of the first quarter of 2006 is a $2.7 million reduction from year-end 2005 balances. The reduction was primarily the result of collecting cash associated with higher sales in the fourth quarter of 2005.

Accounts Receivable in terms of days of sales outstanding increased to 66 days from 59 days in the fourth quarter of 2005. The increase over the fourth quarter of 2005 was spread mainly across Asia and the Americas. Inventories increased by $1.2 million over the December 31, 2005 balances. The buildup was primarily in our KLH operation in Beijing and our Shanghai manufacturing operation, as well as in Europe. Inventories now represent about 170 days of shipments, up from 111 days of shipments as of December 31, 2005, and we expect to work on inventories in terms of days of future shipments to free up cash.

I would also like to update you on one other business issue. Our KLH subsidiary, as I have mentioned before, installed an ERP system in March of 2005 called “U8”. The urgency of getting KLH on an automated system led us to install a China-developed solution, while the rest of the Company was deciding on a worldwide system in early 2005. We selected Oracle as the companywide platform in the second quarter of 2005 to help us improve our Company controls and our management reporting, and we began the planning and installation process in the second quarter.

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FINAL TRANSCRIPT

May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

As of May 2006, all of our units except KLH are now running Oracle on a common database. We are now using workflow capability to help simplify our approval and control processes, and through the reporting and inquiry functions, we have improved our real-time visibility into worldwide operations.

With that, I would like to turn the call back over to Bob Chen for a recap prior to our opening the line for questions.

Bob Chen - RAE Systems - CEO

Thank you, Don. As we continue into 2006, we are witnessing the convergences of several of our markets. We continue to see the convergence of physical and virtual security, as well as the convergence of safety and security. We believe that as people value the information to make life and time-critical decisions, this will open the market to our vision of pervasive expensing. We are pleased that the U.S. House of Representatives passed a comprehensive port screening bill on May 4. The Senate’s Homeland Security Panel approved legislation on May 2 where we now actually watch to see if the U.S. Senate can pass a matching bill. As we have stated in the past, we think that monitoring of shipping containers should be part of a layered solution that includes both x-ray screening in the port, as well as continuous monitoring for intrusion and illicit radiation sources.

As response agencies are becoming more concerned about the threat of a radiation incident, we are continuing in the development of our RAEWatch mesh radio sensor platform and have now begun a trial of a new fixed version of this technology. Our management team has also called on the Department of Homeland Security’s newly created Domestic Nuclear Detection Office so that we have a full understanding of our opportunities there. We are continuing to formalize relationships with key players in the security integration market to be sure that we are positioned to participate in current and future programs.

In conclusion, I would like to reaffirm our top-line guidance of revenues of between $68 million to $73 million for total year 2006.

I would now like to open the floor to questions. Operator, please open the call to questions at this time.

Q U E S T I O N    A N D    A N S W E R

Operator

(OPERATOR INSTRUCTIONS). Eric Appell, Merriman Curhan Ford.

Eric Appell - Merriman Curhan Ford - Analyst

Let me ask you, you did not break out KLH, but I think you normally sort of give us the percentage of sales from Asia. Can we either have the KLH number or the percentage from Asia number?

Don Morgan - RAE Systems - CFO

Sure. KLH was 26% of sales, and Asia in total was 29%.

Eric Appell - Merriman Curhan Ford - Analyst

29%. Okay. With the flat quarter in Q1, it is a tall order now to do the 68 to 73 on the top-line. So I’m curious, especially with North America or the Americas down, are you planning on generating the 68 to 73 through rapid, more rapid or accelerated growth in KLH or accelerated growth in KLH plus Americas coming on back online? How does that look like it’s going to play out for the rest of the year?

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FINAL TRANSCRIPT

May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

Rudy Mui - RAE Systems - COO

This is Rudy Mui. We actually see Americas potentially coming back up later on in the year. We have seen a pause principally in government spending in the first quarter because of Homeland Security’s decision at the end of last year to reallocate their budget principally to the 75 large municipalities across the country. So that has caused them to delay spending in the current quarter, and we expect that that will allow us to recover later on during the year.

In addition, right now we are seeing significant interest in our UltraRAE product across the board for the oil and gas industry. So even in the U.S., we see a large interest in that particular product in the quarter and in subsequent quarters going forward.

Thirdly, there has been a lot of interest in our radiation products as we indicated in some of the key wins early in the quarter. So we expect that later this year we will continue to see that growth.

Eric Appell - Merriman Curhan Ford - Analyst

Okay. But it still sounds like KLH is going to be one of the major growth drivers for the remainder of the year? Is that —?

Rudy Mui - RAE Systems - COO

Yes, certainly that is true. As we have indicated in the past, we expect international growth to be faster than U.S. domestic growth, and we have really positioned ourselves as a global company in this industry.

Eric Appell - Merriman Curhan Ford - Analyst

Okay. Just one other question. On the port security, dealing with the House of Reps and the Senate and the Department of Homeland Security committee, where do you think you are? I mean I am hearing a lot about maybe electronic seals as part of a layered security approach. How close are you getting into, let’s say, the staff members where they actually recognize radiation in containers sensors as a really viable strategy, not necessarily for a mandate but for real push for that technology?

Rudy Mui - RAE Systems - COO

I think that the government is still trying to feel out what the right approach is. That is one of the reasons why DNDO was set up to provide an objective evaluation and clearinghouse for all of the various solutions in place. Certainly we are working closely with them to see our solutions fit, not only in container security but more broadly across all of the Homeland Security functions that they have been chartered with.

Operator

Michael French, Kaufman Brothers.

Michael French - Kaufman Brothers - Analyst

I have a follow-up to this question about the guidance. Could you break down specifically what each segment is likely to contribute in the future quarters?

Don Morgan - RAE Systems - CFO

We just don’t give that type of guidance. We are convinced certainly and have said that China continues to be a growing active market. We see opportunity there. We have said we see the Americas going into a recovery versus where we were in the first quarter, and we have seen strong growth in Europe through the first quarter. But that —

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FINAL TRANSCRIPT

May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

Michael French - Kaufman Brothers - Analyst

Okay. Let me narrow the question down a little bit more. Maybe this is possible. How dramatic a turnaround do we need to see in the Americas in order for you to hit this number?

Don Morgan - RAE Systems - CFO

Well, it really comes down to the growth that we expect in the various industries, and I think that if you look at oil and gas, we are expecting robust growth there. We do see an increase to the Homeland Security budget. I think it was up either 6 or 7%. So it is not that what we need to see is dramatic. I think we need to see us get into those oil and gas opportunities and that we do see some recovery in our government orders.

Michael French - Kaufman Brothers - Analyst

Okay. I think it is kind of dramatic, because just on average to get to 70 million, you need 19 million run-rate from where you are now, that is a big jump. I mean it would be helpful if you could point at something real specific that would lead to that kind of increase.

Rudy Mui - RAE Systems - COO

So, Michael, this is Rudy Mui. One of the things I want to remind you is that the first quarter across all of our entities tend to be the lowest performing quarter of the year due to seasonality. In Asia, for example, they have got two holidays during that period. In the U.S., we have just come off of the fourth quarter where we tend to see our largest industrial buys and the same in Europe.

So I don’t think that the fact that we were flat first quarter of ‘06 to first quarter of ‘05 necessarily means that we have that high of a hurdle. I mean certainly it creates challenges, but I think with the work that is being done, the fact that we see our quotation rate coming back up, the fact that we see traction in our radiation business much faster than we expected, the fact that we see UltraRAE sales and AreaRAE sales in Europe growing very quickly, I think we are well positioned to recover.

Michael French - Kaufman Brothers - Analyst

Okay. That is fair. On one related topic on the container — the initiative that you sponsored in the product area there, I noticed a lot of other players coming into the picture here. How do you think you shake out competitively, and what do you think in terms of the timing of — particularly with the secure border initiative? You know they are looking very closely at containers as part of that. How do you — how comfortable are you that you will stay well positioned as new players start coming into this area and trying for an award?

Rudy Mui - RAE Systems - COO

So, Michael, I think what is getting a lot of play today is the seal and the tag, which are very low-cost solutions. However, they don’t really provide continuous tracking of the cargo as we have demonstrated in the two seal trials that we did late last year. So I think that as people start to evaluate these solutions and look at ways in which these simple low-cost solutions can be easily defeated, I think they will determine that they are more placebos rather than potentially a long-term solution for this problem. I think the government’s goal, as stated by all the people we have talked to, is really to provide security and interdiction of these types of concerns with the seaport being one of the large I guess open opportunities for terrorists to get product into the country. And so we believe that our solution is still competitive and one of the more robust solutions for solving this problem.

Michael French - Kaufman Brothers - Analyst

Okay, very well. Yes, it does seem that they are getting very serious about this. We will keep an eye on the bill, and hopefully you guys do well and good luck on the rest of the year.

Operator

(OPERATOR INSTRUCTIONS). Drew Jones, Morgan Keegan.

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FINAL TRANSCRIPT

May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

Drew Jones - Morgan Keegan - Analyst

A quick question. Could you guys kind of talk a little more about what the opportunities you are seeing in Asia and Europe, especially with the government spending if you’re getting a feel for any sort of timeline, anything like that?

Rudy Mui - RAE Systems - COO

Well, certainly I think Europe is probably closer to doing more government spending for security because, as you read in the news, they have had their own issues with unrest happening in France and other places in Europe.

So, as we indicated in our release, our AreaRAE Responder, which is a European version of this product, was released just in January, and we are seeing growing traction across a number of the countries over there, and it was even deployed at the Olympics in Italy.

So I think that there’s growing interest. I think that we also have products that address that marketplace. Our radiation products are also starting to get quite a bit of interest and play in the European market. As we switch to Asia, I think, as we have talked about, our KLH subsidiary is very well connected, not only in the industrial sector but also in the first responder community in Asia. In fact, we have regular access with the fire academy in China.

Drew Jones - Morgan Keegan - Analyst

Great. The second question, inventory, can you talk a little bit about that? What is going there to bring down that — I think it was 107 days, is that right?

Don Morgan - RAE Systems - CFO

Actually, more than that. 170 days.

Drew Jones - Morgan Keegan - Analyst

I mean 170.

Don Morgan - RAE Systems - CFO

Part of that, of course, is the seasonality, and part of it is that we obviously fell a little below our particular goal. So we expect volumes to increase in the second through fourth quarters. With the visibility we expect to gain with Oracle, we also can begin looking at filling orders from the worldwide inventory base rather than from just the local countries base.

Operator

(OPERATOR INSTRUCTIONS). And there are no further questions at this time. I will now turn the call back over to Bob Chen for closing remarks.

Bob Chen - RAE Systems - CEO

I would like to personally thank you for your continued support of RAE Systems and look forward to speaking with you at our second-quarter conference call.

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FINAL TRANSCRIPT

May. 09. 2006 / 4:30PM ET, RAE - Q1 2006 RAE Systems Inc Earnings Conference Call

Bob Durstenfeld - RAE Systems - Director, Corporate Marketing

Thank you very much. Have a good afternoon. It has been a pleasure having you on the call. This now officially terminates RAE Systems first-quarter earnings conference call. Thank you very much.

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